                      TRANSFER AGENCY SERVICES AGREEMENT
                      ----------------------------------




     THIS AGREEMENT is made as of June 22, 1998 by and between PNC BANK, NATIONAL ASSOCIATION, a national banking association ("PNC"), and MANAGED HIGH YIELD PLUS FUND INC., a Maryland corporation (the "Fund").

                             W I T N E S S E T H:

     WHEREAS, the Fund is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Fund wishes to retain PNC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the Fund and PNC wishes to furnish such services.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

 1.  Definitions.  As Used in this Agreement:
     ---------------------------------------

     (A) "1933 Act" means the Securities Act of 1933, as amended.
         ----------

     (B) "1934 Act" means the Securities Exchange Act of 1934, as amended.
         ----------

     (C)  "Authorized Person" means any officer of the Fund and any other person
          -------------------
          duly authorized by the Fund's Board of Directors to give Oral Instructions and Written Instructions on behalf of the Fund and listed on the Authorized Persons Appendix attached hereto and made a part hereof or any amendment thereto as may be received by PNC. An Authorized Person's scope of authority may be limited by the Fund by setting forth such limitation in the Authorized Persons Appendix.

     (D) "CEA" means the Commodities Exchange Act, as amended.
         -----

     (E)  "Oral Instructions" mean oral instructions received by PNC from an
          -------------------
          Authorized

         Person.

     (F) "SEC"  means the Securities and Exchange Commission.
         -----

     (G) "Securities Laws" mean the 1933 Act, the 1934 Act, the 1940 Act and
         -----------------
         the CEA.

     (H) "Shares"  mean the shares of common stock of the Fund.
         --------

     (I)  "Written Instructions" mean written instructions signed by an
          ----------------------
          Authorized Person and received by PNC. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

2.   Appointment.  The Fund hereby appoints PNC to serve as  transfer agent,
     -----------
     registrar, dividend disbursing agent and shareholder servicing agent to the Fund in accordance with the terms set forth in this Agreement. PNC accepts such appointment and agrees to furnish such services.

3.   Delivery of Documents.  The Fund has provided or, where applicable, will
     ---------------------
     provide PNC with the following:

     (A) Certified or authenticated copies of the resolutions of the Fund's Board of Directors, approving the appointment of PNC or its affiliates to provide services to the Fund and approving this Agreement;

     (B) A copy of the Fund's Registration Statement on Form N-2 under the 1933 Act and the 1940 Act filed with the SEC;

     (C)  A copy of the Fund's advisory agreement;

     (D)  A copy of the Fund's underwriting agreement;

     (E)  A copy of the Fund's administration agreement; and

     (F) Copies (certified or authenticated where applicable) of any and all amendments or supplements to the foregoing.

4.   Compliance with Rules and Regulations.  PNC undertakes to comply with all
     -------------------------------------
     applicable requirements of the Securities Laws and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PNC hereunder. Except as specifically set forth herein, PNC assumes no responsibility for such compliance by the Fund.

5.   Instructions.
     ------------

     (A) Unless otherwise provided in this Agreement, PNC shall act only upon Oral Instructions and Written Instructions.

     (B) PNC shall be entitled to rely upon any Oral Instructions and Written Instructions it receives from an Authorized Person pursuant to this Agreement. PNC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or of any vote, resolution or proceeding of the Fund's Board of Directors or of the Fund's shareholders, unless and until PNC receives Written Instructions to the contrary.

     (C) The Fund agrees to forward to PNC Written Instructions confirming Oral Instructions so that PNC receives the Written Instructions by the close of business on the next business day after such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PNC shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, PNC shall incur no liability to the Fund in acting upon such Oral Instructions or Written Instructions provided that PNC's actions comply with the other provisions of this Agreement.

6.   Right to Receive Advice.
     -----------------------

     (A)  Advice of the Fund.  If PNC is in doubt as to any action it should or
          ------------------
          should not
          take, PNC may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

     (B)  Advice of Counsel.  If PNC shall be in doubt as to any question of law
          -----------------
          pertaining to any action it should or should not take, PNC may request advice at its own cost from such counsel of its own choosing (who may be counsel for the Fund, the Fund's investment adviser or PNC, at the option of PNC).

     (C)  Conflicting Advice.  In the event of a conflict between directions,
          ------------------
          advice or Oral Instructions or Written Instructions PNC receives from the Fund, and the advice it receives from counsel, PNC may rely upon and follow the advice of counsel. In the event PNC so relies on the advice of counsel, PNC remains liable for any action or omission on the part of PNC which constitutes willful misfeasance, bad faith, negligence or reckless disregard by PNC of any duties, obligations or responsibilities set forth in this Agreement.

     (D)  Protection of PNC.  PNC shall be protected in any action it takes or
          -----------------
          does not take in reliance upon directions, advice or Oral Instructions or Written Instructions it receives from the Fund or from counsel and which PNC believes, in good faith, to be consistent with those directions, advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PNC (i) to seek such directions, advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of PNC's properly taking or not taking such action. Nothing in this subsection shall excuse PNC when an action or omission on the part of PNC constitutes willful misfeasance, bad faith, negligence or reckless disregard by PNC of any duties, obligations or responsibilities set forth in this Agreement.

7.   Records; Visits.  PNC shall prepare and maintain in complete and accurate
     ---------------
     form all books and records necessary for it to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the Fund, including (a) all those records required to be prepared and maintained by the Fund under the 1940 Act, by other applicable Securities Laws, rules and regulations and by state laws and (b) such books and records as are necessary for PNC to perform all of the services it agrees to provide in this Agreement. The books and records pertaining to the Fund, which are in the possession or under the control of PNC, shall be the property of the Fund. The Fund and Authorized Persons shall have access to such books and records in the possession or under the control of PNC at all times during PNC's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records in the possession or under the control of PNC shall be provided by PNC to the Fund or to an Authorized Person. Upon reasonable notice by the Fund, PNC shall make available during regular business hours its facilities and premises employed in connection with its performance of this Agreement for reasonable visits by the Fund, any agent or person designated by the Fund or any regulatory agency having authority over the Fund.

8.   Confidentiality.  PNC agrees to keep confidential all records of the Fund
     ---------------
     and information relating to the Fund and its shareholders (past, present and future), its investment adviser, PaineWebber Incorporated or any other principal underwriter for the Fund unless the release of such records or information is otherwise consented to, in writing, by the Fund prior to its release. The Fund agrees that such consent shall not be unreasonably withheld and may not be withheld where PNC may be exposed to civil or criminal contempt proceedings or when required to divulge such information or records to duly constituted authorities.

9.   Cooperation with Accountants.  PNC shall cooperate with the Fund's
     ----------------------------
     independent public accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

10.  Disaster Recovery.  PNC shall enter into and shall maintain in effect with
     -----------------
     appropriate parties one or more agreements making reasonable provisions for periodic backup of computer files and data with respect to the Fund and emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PNC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. PNC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PNC's own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement and provided further that PNC has complied with this Paragraph 10.

11.  Compensation.  As compensation for services rendered by PNC during the term
     ------------
     of this Agreement, the Fund will pay to PNC a fee or fees as may be agreed to from time to time in writing by the Fund and PNC.

12.  Indemnification.
     ---------------

     (A) The Fund agrees to indemnify and hold harmless PNC and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws, and amendments thereto), and expenses, including (without limitation) reasonable attorneys' fees and disbursements, arising directly or indirectly from (i) any action or omission to act which PNC takes (a) at the request or on the direction of or in reliance on the advice of the Fund or (b) upon Oral Instructions or Written Instructions or (ii) the acceptance, processing and/or negotiation of checks or other methods utilized for the purchase of Shares. Neither PNC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) arising out of PNC's or its affiliates' own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement. The Fund's liability to PNC for PNC's acceptance, processing and/or negotiation of checks or other methods utilized for the purchase of Shares shall be limited to the extent of the Fund's policy(es) of insurance that provide for coverage of such liability, and the Fund's insurance coverage shall take precedence.

     (B) PNC agrees to indemnify and hold harmless the Fund from all taxes, charges, expenses, assessment, penalties, claims and liabilities arising from PNC's obligations pursuant to this Agreement (including, without limitation, liabilities arising under the Securities Laws, and any state and foreign securities and blue sky laws, and amendments thereto) and expenses, including (without limitation) reasonable attorneys' fees and disbursements arising directly or indirectly out of PNC's or its nominee's own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

     (C) In order that the indemnification provisions contained in this Paragraph 12 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise or settlement in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

     (D) The members of the Board of the Fund, its officers and shareholders shall not be liable for any obligations of the Fund under this Agreement, and PNC agrees that in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund in settlement of such rights or claims and not to such members of the Board, its officers and shareholders.

13.  Responsibility of PNC.
     ---------------------
     (A) PNC shall be under no duty to take any action on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by PNC in writing. PNC shall be obligated to exercise care and diligence in the performance of its duties hereunder, to act in good faith and to use its best efforts in performing services provided for under this Agreement. PNC shall be liable for any damages arising out of PNC's failure to perform its duties under this Agreement to the extent such damages arise out of PNC's willful misfeasance, bad faith, negligence or reckless disregard of such duties.

     (B) Without limiting the generality of the foregoing or of any other provision of this Agreement, PNC shall not be under any duty or obligation to inquire into and shall not be liable for (A) the validity or invalidity or authority or lack thereof of any Oral Instruction or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which PNC reasonably believes to be genuine; or (B) subject to Section 10, delays or errors or loss of data occurring by reason of circumstances beyond PNC's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

     (C) Notwithstanding anything in this Agreement to the contrary, neither PNC nor its affiliates shall be liable to the Fund for any consequential, special or indirect losses or damages which the Fund may incur or suffer by or as a consequence of PNC's or its affiliates' performance of the services provided hereunder, whether or not the likelihood of such losses or damages was known by PNC or its affiliates.

14.  Insurance.  PNC shall maintain insurance of the types and in the amounts
     ---------
     deemed by it to be appropriate. To the extent that policies of insurance may provide for coverage of claims for liability or indemnity by the parties set forth in this Agreement, the contracts of insurance shall take precedence, and no provision of this Agreement shall be construed to relieve an insurer of any obligation to pay claims to the Fund, PNC or other insured party which would otherwise be a covered claim in the absence of any provision of this Agreement.

15.  Security
     --------

     (A) PNC represents and warrants that, to the best of its knowledge, the various procedures and systems which PNC has implemented with regard to the safeguarding from loss or damage attributable to fire, theft or any other cause (including provision for twenty-four hours a day restricted access) of the Fund's blank checks, certificates, records and other data and PNC's equipment, facilities and other property used in the performance of its obligations hereunder are adequate, and that it will make such changes therein from time to time as in its judgment are required for the secure performance of its obligations hereunder. PNC shall review such systems and procedures on a periodic basis, and the Fund shall have reasonable access to review these systems and procedures.

     (B) Y2K Compliance. PNC further represents and warrants that any and all electronic data processing systems and programs that it uses or retains in connection with the provision of services hereunder will be year 2000 compliant.

16.  Description of Services
     -----------------------

     (A)  Services Provided on an Ongoing Basis by PNC to the Fund.

          (i)    Establish and maintain proper shareholder registrations;

          (ii)   Countersign certificates of stock;

          (iii) Provide toll-free lines for direct shareholder use, plus customer liaison staff for on-line inquiry response;

          (iv) Provide periodic shareholder lists, outstanding share calculations and statistics;

          (v) Prepare and mail required calendar and taxable year-end tax and statement information (including forms 1099-DIV and 1099-B and accompanying statements); and

          (vi) Periodic mailing of shareholder account information and Fund financial reports.

     (B)  Services Provided by PNC Under Oral or Written Instructions of the
          ------------------------------------------------------------------
          Fund.
          ----

          (i)    Accept, post and perform shareholder transfers;

          (ii)   Pay dividends and other distributions; and

          (iii)  Issue and cancel Share certificates.


     (C)  Transactions Not Requiring Instructions.  In the absence of contrary
          ---------------------------------------
          Written Instructions, PNC is authorized to take the following actions:

          (i)  Transfer of Shares;  Uncertificated Securities.  Where a
               ----------------------------------------------
               shareholder does not hold a certificate representing the number of Shares in his account and provides PNC with instructions for the transfer of such Shares which include a signature guaranteed by a national bank or registered broker/dealer and such other appropriate documentation to permit a transfer, then PNC shall register such Shares and shall deliver them pursuant to instructions received from the transferor, pursuant to the rules of the exchange upon which Shares are listed, the rules and regulations of the SEC, and the law of the State of Maryland relating to the transfer of shares of common stock.

          (ii) Stock Certificates.  If at any time the Fund issues stock
               ------------------
               certificates, the following provisions will apply:

               (a) The Fund will supply PNC with a sufficient supply of stock certificates representing Shares, in the form approved from time to time by the Board of Directors of the Fund, and, from time to time, shall replenish such supply upon request of PNC. Such stock certificates shall be properly signed, manually or by facsimile signature, by the duly authorized officers of the Fund and shall bear the corporate seal or facsimile thereof of the Fund, and notwithstanding the death, resignation or removal of any officer of the Fund, such executed certificates bearing the manual or facsimile signature of such officer shall remain valid and may be issued to Shareholders until PNC is otherwise directed by Written Instructions.

               (b) PNC shall place a stop notice against any certificate reported to be lost or stolen and shall comply with all applicable federal regulatory requirements for reporting such loss or alleged misappropriation. In the case of the loss or destruction of any certificate representing Shares, no new certificate shall be issued in lieu thereof, unless there shall first have been furnished: (i) an appropriate bond of indemnity issued by the surety company approved by PNC and (ii) a completed release and indemnification agreement, signed by the Shareholder to protect the Fund and PNC.

               (c) Upon receipt of signed stock certificates, which shall be in proper form for transfer, and upon cancellation or destruction thereof, PNC shall countersign, register and issue new certificates for the same number of Shares and shall deliver them pursuant to instructions received from the transferor, the rules of the exchange upon which Shares are listed, the rules and regulations of the SEC, and the law of the State of Maryland relating to the transfer of shares of common stock.

               (d) Upon receipt of the stock certificates, which shall be in proper form for transfer, together with the Shareholder's instructions to hold such stock certificates for safekeeping, PNC shall reduce such Shares to uncertificated status, while retaining the appropriate registration in the name of the Shareholder upon the transfer books.

               (e) Upon receipt of Written Instructions from a Shareholder of uncertified securities for a certificate in the number of shares in his account, PNC will issue such stock certificates and deliver them to the Shareholder.

     (D)  Tender Agent Services.  The terms and conditions of any tender offer
          ---------------------
          by the Fund to purchase its Shares shall be set forth in the form of document entitled "Offer to Purchase" and in the related form of "Letter of Transmittal," which together constitute the "Offer" and shall be forwarded to PNC by the Fund when applicable.

          In the event any tender offer is made, and if so requested by the Fund, PNC shall provide the following services in its capacity as a tender agent to the Fund:

          (i) Establish accounts with respect to the Shares at the Depository Trust Company for purposes of the Offer within two business days after the date of the Offer to Purchase.

          (ii) Receive all Letters of Transmittal and the accompanying stock certificates sent or delivered at the addresses set forth in the Offer. Accept a Notice of

                 Guaranteed Delivery presented by hand, mail, telegram, telex or facsimile transmission from an Eligible Institution which sets forth the name of the tendering shareholder, the number of Shares tendered, and that a Letter of Transmittal with the stock certificates will be presented as required under the Offer to Purchase;

          (iii) Accept provisionally those tenders evidencing some deficiency in execution. Make a reasonable attempt to inform the presenters of the need for fulfillment of requirements. Make any such tenders remaining deficient at the time of expiration available for review by the Fund on the business day immediately succeeding the Expiration Date, as defined in the Offer to Purchase, and act in accordance with the Fund's instructions regarding the disposition.

          (iv) Accept tenders in cases where the Shares are registered in two or more names only if signed by all named holders.

          (v) Accept tenders signed by persons acting in a fiduciary or representative capacity only if such capacity is shown on the Letter of Transmittal and proper evidence of their authority to act is submitted.

          (vi) Accept tenders from persons other than the registered shareholder provided that normal transfer requirements, including any applicable transfer taxes as set forth in the Letter of Transmittal, are fulfilled.

          (vii) Accept partial tenders of Shares where so indicated in the appropriate section of the Letter of Transmittal. Split up and return untendered Shares to the holder as promptly as practicable.

          (viii) Record on a daily log the Letters of Transmittal and stock certificates and confirmations of book-entry transfer received, maintain such Letters of Transmittal and stock certificates and confirmations in a secure place, and prepare control ledgers of Letters of Transmittal and stock certificates and confirmations by item and number of Shares tendered.

          (ix) Review Letters of Transmittal to determine if the box captioned "Description of Shares Tendered" is filled in or completed with a preprinted label and the box captioned "Sign Here" has been executed on the first line.

          (x) Handle withdrawals of tendered Shares, the return of certificates for tendered Shares not accepted by the Fund, and payment for tendered Shares which the Fund has accepted, in accordance with the Fund's specific instructions given to PNC, and consistently with the terms of the Offer to Purchase and Letter of Transmittal; provided, that no payment for tendered Shares shall be required until the Fund has deposited with PNC all necessary funds (which the Fund agrees to do promptly after the Fund's acceptance of tenders as described in the Offer to Purchase).

          (xi)   Prepare and file tax forms.

          (xii) Respond to inquiries from the Fund's shareholders and others in regard to the mechanics of tendering Shares (or, as appropriate, refer such inquiries to the Information Agent).

          (xiii) Prepare a final list of all persons whose tenders are accepted, and the number of Shares tendered.

          (xiv) Notify the Fund with respect to any Shares received subsequent to the Expiration Date (as defined in the Offer to Purchase) and accept instructions provided on behalf of the Fund with respect to the disposition of such Shares.

     (E)  Cancellation and Reissuance of Shares.  Upon receipt of appropriate
          -------------------------------------
          notification of cancellation and reissuance, PNC shall cancel, reissue and credit the account of the investor or other recordholder with Shares in accordance with standard industry practice.

     (F)  Dividends and Distributions.  Upon receipt of a resolution of the
          ---------------------------
          Fund's Board of Directors authorizing the declaration and payment of dividends and distributions, PNC shall issue the dividends and distributions in cash, or, if the resolution so provides, pay such dividends and distributions in Shares. Such issuance or payment shall be made after deduction and payment of the required amount of funds to be withheld in accordance with any applicable tax laws or other laws, rules or regulations. PNC shall mail to the Fund's shareholders and the IRS and other appropriate taxing authorities such tax forms, or permissible substitute forms, and other information relating to dividends and distributions paid by the Fund (including designations of the portions of distributions of net capital gain that are 20% rate gain distributions and 28% rate gain distributions pursuant to IRS Notice 97-64) as are required to be filed and mailed by applicable law, rule or regulation within the time required thereby. PNC shall prepare, maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends above a stipulated amount paid by the Fund to its shareholders as required by tax or other laws, rules or regulations


          Pursuant to Written Instructions, PNC may arrange for the direct payment of cash dividends and distributions to shareholders by the Fund's custodian, instead of PNC Bank disbursing such funds to the shareholder after receipt from the Fund's custodian.


          PNC shall maintain and file with the United States Internal Revenue Service and other appropriate taxing authorities reports relating to all dividends above a stipulated amount (currently $10.00 accumulated yearly dividends) paid by the Fund to its shareholders as required by tax or other law, rule or regulation.


          In accordance with the Prospectus and such procedures and controls as are mutually agreed upon from time to time by and among the Fund, PNC and the Fund's Custodian, PNC shall process applications from Shareholders relating to the Fund's Dividend Reinvestment Plan ("Dividend Reinvestment Plan") and will effect purchases of Shares in connection with and pursuant to the Dividend Reinvestment Plan.

     (G)  Communications to Shareholders.  Upon timely Written Instructions, PNC
          ------------------------------
          shall mail all communications by the Fund to its shareholders, including:

          (i)    Reports to shareholders;

          (ii)   Confirmations of purchases and sales of fund shares;

          (iii)  Monthly or quarterly statements;

          (iv)   Dividend and distribution notices;

          (v)    Proxy material; and

          (vi)   Tax form information.

          If requested by the Fund, PNC will prepare and certify shareholder lists in conjunction with proxy solicitations, receive and tabulate the proxy cards for the meetings of the Fund's shareholders, and supply personnel to serve as inspectors of election.

     (H)  Records.  PNC shall maintain records of the accounts for each
          -------
          shareholder showing the following information:

          (i) Name, address and United States Tax Identification or Social Security number;

          (ii) Number and class of shares held and number and class of shares for which certificates, if any, have been issued, including certificate numbers and denominations;

          (iii) Historical information regarding the account of each shareholder, including dividends and distributions paid, their character (e.g. ordinary income, net capital gain (including 20% rate gain and 28% rate gain), exempt-interest, foreign tax credit and dividends received deduction eligible) for federal income tax purposes and the date and price (where applicable) for all transactions in a shareholder's account;

          (iv) Any stop or restraining order placed against a shareholder's account;

          (v) Any correspondence relating to the current maintenance of a shareholder's account;

          (vi)   Information with respect to withholdings; and

          (vii) Any information required in order for the transfer agent to perform any calculations contemplated or required by this Agreement.


     (I)  Shareholder Inspection of Stock Records.  Upon requests from Fund
          ---------------------------------------
          shareholders to inspect stock records, PNC will notify the Fund and require instructions granting or denying each such request.

          Unless PNC has acted contrary to the Fund's instructions, the Fund agrees to release PNC from any liability for refusal of permission for a particular shareholder to inspect the Fund's shareholder records.

     (J)  Withdrawal of Shares and Cancellation of Certificates.  Upon receipt
          -----------------------------------------------------
          of Written

          Instructions, PNC shall cancel outstanding certificates surrendered by the Fund to reduce the total amount of outstanding shares by the number of shares surrendered by the Fund.

17.  Authorized Shares.  The Fund's authorized capital stock consists of Two
     -----------------
     Hundred Million (200,000,000) shares of Common Stock, par value $.001 per Share. PNC shall record issues of all Shares and shall notify the Fund in case any proposed issue of Shares by the Fund shall result in an over-issue as defined by Section 8-210(a) of Article 8 of the Maryland Uniform Commercial Code. In case any issue of Shares would result in such an over-issue, PNC shall refuse to issue such Shares and shall not countersign and issue certificates for such Shares.

18.  Duration and Termination.
     ------------------------

     (A) This Agreement shall be effective on the date first above written and shall continue in effect for an initial period of two (2) years ("Initial Term"). Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year ("Renewal Terms"); provided, that this Agreement may be terminated by either party during a Renewal Term upon written notice given at least ninety (90) days prior to termination. During either the Initial Term or the Renewal Terms, this Agreement may also be terminated on an earlier date by either party for cause.

     (B) With respect to the Fund, cause includes, but is not limited to, (i) PNC's material breach of this Agreement causing it to fail to substantially perform its duties under this Agreement. In order for such material breach to constitute "cause" under this Paragraph, PNC must receive written notice from the Fund specifying the material breach and PNC shall not have corrected such breach within a 15-day period; (ii) financial difficulties of PNC evidenced by the authorization or commencement of a voluntary or involuntary bankruptcy under the U.S. Bankruptcy Code or any applicable bankruptcy or similar law, or under any applicable law of any jurisdiction relating to the liquidation or reorganization of debt, the appointment of a receiver or to the modification or alleviation of the rights of creditors; and
          (iii) issuance of an administrative or court order against PNC with regard to the material violation or alleged material violation of the Securities Laws or other applicable laws related to its business of performing transfer agency services;

     (C) With respect to PNC, cause includes, but is not limited to, the failure of the Fund to pay the compensation set forth in writing pursuant to Paragraph 11 of this Agreement.

     (D)  Any notice of termination for cause in conformity with subparagraphs
          (a), (b) and (c) of this Paragraph by the Fund shall be effective thirty (30) days from the date of any such notice. Any notice of termination for cause by PNC shall be effective 90 days from the date of such notice.

     (E) Upon the termination hereof, the Fund shall pay to PNC such compensation as may be due for the period prior to the date of such termination. In the event that the Fund designates a successor to any of PNC's obligations under this Agreement, PNC shall, at the direction and expense of the Fund, transfer to such successor all relevant books, records and other data established or maintained by PNC hereunder including, a certified list of the shareholders of the Fund with name, address, and if provided, taxpayer identification or Social Security number, and a complete record of the account of each shareholder. To the extent that PNC incurs expenses related to a transfer of responsibilities to a successor, other than expenses involved in PNC's providing the Fund's books and records described in the preceding sentence to the successors, PNC shall be entitled to be reimbursed for such extraordinary expenses, including any out-of-pocket expenses reasonably incurred by PNC in connection with the transfer.

     (F) Any termination effected pursuant to this Paragraph shall not affect the rights and obligations of the parties under Paragraph 12 hereof.

     (G) Notwithstanding the foregoing, this Agreement shall terminate with respect to the Fund upon the liquidation, merger, or other dissolution of the Fund or upon the Fund's ceasing to be a registered investment company.

19.  Registration as a Transfer Agent.  PNC represents that it is currently
     --------------------------------
     registered with the appropriate federal agency for the registration of transfer agents, or is otherwise permitted to lawfully conduct its activities without such registration and that it will remain so registered or able to so conduct such activities for the duration of this Agreement. PNC agrees that it will promptly notify the Fund in the event of any material change in its status as a registered transfer agent. Should PNC fail to be registered with the SEC as a transfer agent at any time during this Agreement, and such failure to register does not permit PNC to lawfully conduct its activities, the Fund may, on written notice to PNC, terminate this Agreement upon five days written notice to PNC.

20.  Notices.  All notices and other communications, including Written
     -------
     Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device. Notices shall be addressed (a) if to PNC, c/o PFPC Inc. at 400 Bellevue Parkway, Wilmington,

     Delaware 19809; (b) if to the Fund, at the address of the Fund, Attn:
     President or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device during regular business hours, it shall be deemed to have been given immediately; if sent during a time other than regular business hours, such notice shall be deemed to have been given at the opening of the next business day. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered. All postage, cable, telegram, telex, and facsimile sending device charges arising from the sending of a notice hereunder shall be paid by the sender.

21.  Amendments.  This Agreement, or any term thereof, may be changed or waived
     ----------
     only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

22.  Delegation; Assignment.  PNC may assign its rights and delegate its duties
     ----------------------
     hereunder to any wholly-owned direct or indirect subsidiary of PNC Bank, National Association or PNC Bank Corp., provided that (i) PNC gives the Fund thirty (30) days' prior written notice; (ii) the delegate (or assignee) is qualified to act as a transfer agent and registrar with respect to securities listed on any national securities exchange on which Shares of the Fund are listed ("Exchange"); (iii) if required by the Exchange, PNC shall give notice of the delegation to the Exchange; (iv) the delegate (or assignee) agrees with PNC and the Fund to comply with all relevant provisions of the Securities Laws; and (v) PNC and such delegate (or assignee) promptly provide such information as the Fund may request, and respond to such questions as the Fund may ask, relative to the delegation (or assignment), including (without limitation) the capabilities of the delegate (or assignee). The assignment and delegation of any of PNC's duties under this paragraph shall not relieve PNC of any of its responsibilities or liabilities under this Agreement.

23.  Counterparts.  This Agreement may be executed in two or more counterparts,
     ------------
     each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

24.  Further Actions.  Each party agrees to perform such further acts and
     ---------------
     execute such further documents as are necessary to effectuate the purposes hereof.

25.  Miscellaneous.
     -------------

     (A)  Entire Agreement.  This Agreement embodies the entire agreement and
          ----------------
          understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and Oral Instructions.

     (B)  Captions.  The captions in this Agreement are included for convenience
          --------
          of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     (C)  Governing Law.  This Agreement shall be deemed to be a contract made
          -------------
          in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

     (D)  Partial Invalidity.  If any provision of this Agreement shall be held
          ------------------
          or made invalid by a court decision, statute, rule or otherwise, the remainder of this

          Agreement shall not be affected thereby.

     (E)  Successors and Assigns.  This Agreement shall be binding upon and
          ----------------------
          shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     (F)  Facsimile Signatures.  The facsimile signature of any party to this
          --------------------
          Agreement shall constitute the valid and binding execution hereof by such party.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                              PNC BANK, NATIONAL ASSOCIATION



                              By:
                                 -----------------------------------------

                              Title:
                                    --------------------------------------


                              MANAGED HIGH YIELD PLUS FUND INC.


                              By:
                                 -----------------------------------------

                              Title:
                                    --------------------------------------

                          AUTHORIZED PERSONS APPENDIX



Name (Type)                                  Signature

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                                      26